AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”), is hereby entered into as of November 5, 2024 (the “Effective Date”), by and between P10 Intermediate Holdings, LLC, a Delaware corporation (the “Company”), and Luke A. Sarsfield III (the “Executive”), and amends and restates the Employment Agreement (the “Original Agreement”) between the Company and the Executive, dated as of October 20, 2023 (the “Start Date”), which shall cease to have any further force or effect upon the Effective Date.

RECITALS

WHEREAS, the Executive and the Company desire that Executive continue employment with the Company and serve as the Company’s Chief Executive Officer in accordance with the terms and conditions set forth below.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Title and Job Duties.
(a)
The Company hereby agrees to continue to employ the Executive in the position of Chief Executive Officer. In this capacity, Executive shall report to the Company’s Board of Directors (the “Board”) and shall have the duties, authorities and responsibilities that are commensurate with his title and designated from time to time by the Board. In performing his duties, Executive will be primarily based out of the Company’s Manhattan, New York office; provided that Executive may be required to travel on Company business from time to time as necessary or at the direction of the Board.
(b)
Executive shall devote the majority of his full business and professional time and energy to the Company. Executive agrees to carry out and abide by all lawful directions of the Board and to comply with all standards of performance, policies, and other rules and regulations heretofore established by Company and or hereafter established by Company. In addition, Executive agrees to serve in such other capacities or offices consistent with his position to which he may be assigned, appointed or elected from time to time by the Board.
(c)
Executive will also continue to serve as the Chief Executive Officer of P10, Inc. (“P10”), of which the Company is an indirect wholly-owned subsidiary. The Company will also cause Executive to continue to serve on the Board of Directors of P10 (the “P10 Board”) and shall nominate Executive for election to the P10 Board at each annual meeting of stockholders held during the Term.
(d)
Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Board, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder; provided that the foregoing shall not prevent Executive from (i) serving on the boards of directors of or holding any other offices or positions

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in non-profit organizations, (ii) with the prior written approval of the Board, serving on the board of directors or advisory boards of other for-profit companies, (iii) participating in charitable, civic, educational, professional, community, or industry affairs, or (iv) managing Executive’s personal investments, so long as such activities in the aggregate do not materially interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict. Executive will be permitted to serve on the board of directors or advisory board for one (1) for-profit company without the prior written approval of the Board provided that Executive discloses such service to the Board and Executive’s service does not conflict with Executive’s fiduciary duty to the Company or create any appearance thereof or otherwise compete with the current or potential business operations of the Company.
2.
Employment Period. The terms set forth in the Original Agreement commenced on the Start Date. The terms set forth in this Agreement commence on the Effective Date and remain in effect until the fifth (5th) anniversary of the Start Date (the “Initial Term”) unless earlier terminated as provided in Section 4 of this Agreement. The Initial Term shall automatically renew for additional one (1) year periods (each a “Renewal Year”), unless the Company or Executive has delivered written notice of non-renewal to the other party at least ninety (90) days prior to the expiration of the Initial Term or the Renewal Year, or the Agreement is earlier terminated as provided in Section 4 of this Agreement. For purposes of this Agreement, the “Term” shall refer to the Initial Term and any Renewal Year.
3.
Compensation and Benefits. Subject to the terms and conditions of this Agreement, during the Term, the Executive shall be compensated by the Company for his services as follows:
(a)
Base Salary. Executive shall receive a salary of at least $1,000,000.00 per annum (the “Base Salary”), subject to standard tax withholdings and deductions, and payable in substantially equal monthly or more frequent installments and in accordance with the Company’s general payroll practices in effect from time to time. The Compensation Committee of the Board may increase Executive’s Base Salary from time to time, and any such increased amount shall constitute the “Base Salary” for all purposes under this Agreement.
(b)
Annual Cash Bonus. Executive shall be eligible to receive a target annual cash bonus of $1,500,000.00, which target amount may be increased (but may not be decreased) by the Compensation Committee of the Board from time to time (as applicable, the “Annual Cash Bonus”), subject to standard tax withholdings and deductions. The Compensation Committee of the Board may also pay to the Executive an Annual Cash Bonus in any given year that is greater than the target amount from time to time; provided, however, that any such payment in excess of the target Annual Cash Bonus shall not constitute an increase in Executive’s target Annual Cash Bonus for purposes of this Agreement. The amount of any Annual Cash Bonus paid to the Executive will be determined by the Compensation Committee of the Board based upon their good faith determination that Executive has satisfied certain performance criteria and benchmarks that shall be set each calendar year by the Board (or the Compensation Committee of the Board). Such performance criteria and benchmarks shall be set in good faith, consistent with the Company’s business plan and objectives, in consultation with Executive. The Annual Cash Bonus shall be payable to Executive within thirty (30) days following the release of the Company’s applicable financial results for the year to which the Annual Cash Bonus relates, but in no event later than 2- 1/2 months after the end of such year. Notwithstanding the foregoing, for the calendar year 2023,

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Executive received a pro-rated Annual Cash Bonus calculated by multiplying the gross 2023 Annual Cash Bonus of $1,500,00.00 by a fraction, the numerator of which is the number of days in 2023 on and after the Start Date during which Executive was employed by the Company and the denominator of which is 365.
(c)
Annual Incentive Bonus.
(i)
Executive shall be eligible to receive a target annual incentive bonus of $5,000,000.00, which target amount may be increased (but may not be decreased) by the Compensation Committee of the Board from time to time (as applicable, the “Annual Incentive Bonus”). The Compensation Committee of the Board may also pay to Executive an Annual Incentive Bonus in any given year that is greater than the target amount from time to time; provided, however, that any such payment in excess of the target Annual Incentive Bonus shall not constitute an increase in Executive’s target Annual Incentive Bonus entitlement for purposes of this Agreement. The amount of any Annual Incentive Bonus paid to the Executive will be determined by the Compensation Committee of the Board based upon their good faith determination that Executive has satisfied certain performance criteria and benchmarks that shall be set each calendar year by the Board (or the Compensation Committee of the Board). Such performance criteria and benchmarks shall be set in good faith, consistent with the Company’s business plan and objectives, in consultation with Executive. The Annual Incentive Bonus will be awarded (i) seventy percent (70%) in the form of carried interest in the investment vehicles of the Company’s Affiliated Entities (as defined below), (ii) twenty percent (20%) in P10 restricted stock units (“RSUs”), and (iii) ten percent (10%) in P10 stock options, valued based on a Black-Scholes valuation methodology consistent with P10’s financial reporting. The grant date value of the carried interest awards granted under this Section 3(c) shall be determined for purposes of the above based upon a reasonable methodology consistent with targeted values described in the applicable investment vehicle offering materials of the Affiliated Entities and the Company’s practice generally for awarding carried interest to employees, and shall be allocated amount the Affiliated Entities as broadly as practicable among the Affiliated Entities from time to time, as determined by the Company in consultation with Executive.
(ii)
Each of the foregoing Annual Incentive Bonus awards shall be granted on the date that the Annual Cash Bonus is paid as provided in Section 3(b) above and shall be subject to annual pro-rata vesting based on Executive’s continued service until the fourth (4th) anniversary of the date of grant. Such awards shall be subject to the terms and conditions of the award agreements or other instruments in the form attached hereto as Exhibit A or such other form of agreement as may be agreed to between the Company or P10 and the Executive and in the case of RSUs and stock options issued under the P10, Inc. 2021 Incentive Plan, as such plan may be amended from time to time or any successor plan thereto (the “Incentive Plan”). In the event that shares of P10’s common stock are not available for any reason to fulfill any award to Executive that is contemplated by this Agreement (including this Section 3(c) and Section 3(e)) prior to any applicable grant date, the Company will provide Executive with the cash equivalent of any such share-based award that cannot otherwise be made in compliance with the Incentive Plan or otherwise. P10 shall make good faith efforts to make available such shares and to obtain any required stockholder approval. In addition, with respect to any RSUs issued at any time (before, on or after the Effective Date and including pursuant to any provision of this Agreement (or the Original Agreement)), Executive shall have a right to receive payment of any dividend equivalents

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under the Company’s Dividend Equivalent Rights Bonus Program (as in effect on the Effective Date) or, should such program cease to exist for any reason, on terms and conditions no less favorable to the Executive (including, without limitation, as to the cash payment of any dividend equivalents on a current basis as dividends are paid) as provided under such program (as in effect on the Effective Date), unless otherwise agreed to in writing by the Executive.
(d)
Initial Signing Bonus. On October 23, 2023, the Executive received an initial bonus with an aggregate gross value of $1,000,000.00 (the “Signing Bonus”) in the form of fully vested shares of P10’s common stock based on the closing price of P10’s common stock on October 20, 2023 (the “Start Date Share Price”), net of all standard tax withholdings and deductions.
(e)
Long-Term Incentives.
(i)
Start Date RSU Awards. On or shortly after the Start Date, Executive received an award of RSUs under the Incentive Plan with an aggregate value of $6,000,000.00 based on the fair market value of P10’s common stock on such date, which shall vest ratably over the first three anniversaries of the Start Date subject to Executive’s continuous employment with the Company. These RSUs shall be subject at all times to the terms and conditions of the Incentive Plan and the award agreements granted thereunder.
(ii)
Additional RSU Awards. Executive shall be entitled to receive additional grants of RSUs under the Incentive Plan upon the thirty (30) day volume-weighted average price (“VWAP”) of P10’s common stock reaching $13.50 per share, $17.00 per share, $20.00 per share, $25.00 per share, and $32.00 per share at any time prior to the fifth anniversary of the Start Date. Each such grant of RSUs shall have an aggregate value of $8,000,000.00, with the number of shares subject to the RSUs determined by dividing $8,000,000 by the applicable stock price performance hurdle so achieved. The RSUs shall vest ratably on the third, fourth, and fifth anniversaries of the Start Date, provided that no such RSUs shall vest earlier than the first anniversary of the applicable grant date of such RSUs. Such awards shall be subject to the terms and conditions of the award agreements or other instruments in the form attached hereto as Exhibit B, or such other form of agreement as may be agreed to between the Company or P10 and the Executive, and the Incentive Plan. Executive must remain continuously employed by the Company through the satisfaction of each of the respective share price performance hurdles in order to remain eligible to receive the corresponding award of RSUs under the Incentive Plan, except as provided in Sections 5 and 6 below. Notwithstanding the last sentence, in the event of a Change in Control (as defined in the below), Executive shall be entitled to receive, in lieu of RSUs, a cash payment equal to a portion of $8,000,000.00 that will be determined based on P10’s then-current VWAP in relation to a linear progression between the most recently achieved VWAP performance hurdle and the next-highest VWAP performance hurdle. If no performance hurdle has been achieved as of the date of a Change in Control, the linear progression shall be measured from $9.30, the Start Date Share Price, and $13.50, the first VWAP performance hurdle. For example, if the Company’s VWAP upon a Change in Control is $22.50 per share, Executive will be entitled to a cash payment equal to $4,000,000.00.
(f)
Employee Benefits. Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from

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time to time, that are available to other senior level executives, which includes health and dental insurance and Section 401(k) pension plan (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other senior level executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. Any benefits available to the Executive are subject to the rules of the relevant plan or program from time to time in force.
(g)
Vacation; Perquisites. The Executive shall be entitled to vacation in accordance with the Company’s standard vacation policy extended to Executives of the Company. The Executive shall be entitled to any other benefits and perquisites on substantially the same terms and conditions as may be awarded to the employees of the Company from time to time.
(h)
Business Expenses. The Executive shall be reimbursed by the Company for all reasonable business, promotional, travel, and entertainment expenses incurred or paid by the Executive during the Term in the performance of his services under this Agreement in accordance with the Company’s reimbursement policy. Executive may fly and shall be reimbursed for business class air-travel expenses when traveling for business related purposes. In order that the Company reimburse the Executive for such allowable expenses, the Executive shall furnish to the Company, in a timely fashion, the appropriate documentation required by the Internal Revenue Code of 1986, as amended (the “Code”), in connection with such expenses and shall furnish such other documentation and accounting as the Company may reasonably request from time to time.
(i)
Reimbursement of Legal Expenses. The Company reimbursed Executive following the Start Date for the reasonable legal expenses Executive incurred in negotiating the terms of the Original Agreement up to $85,000, upon Executive providing the Company with supporting documentation in accordance with the Company’s reimbursement policy.
(j)
Indemnification.
(i)
If the Executive is made a party or threatened to be made a party to any action, suit, inquiry or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company, P10, or any Affiliated Entity (as defined below) related to any contest or dispute between the Executive and the Company, P10 or any Affiliated Entity with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, P10, or any Affiliated Entity, or is or was serving at the request of the Company as a director, officer, member, manager, employee, or agent of any Affiliated Entity or other corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in connection with, relating to, or arising from the defense of any Proceeding (including amounts payable to a claimant and reasonable attorneys’ fees (including expert advisor fees), with the Company bearing the burden of proving that such fees are unreasonable).

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(ii)
During the Term, the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.
4.
Termination.
(a)
Termination at the Company’s Election.
(i)
For Cause. At the election of the Board, Executive’s employment may be terminated for Cause as provided below. For purposes of this Agreement, “Cause” shall mean a good faith determination by the Board that one or more of the following events exists or occurred:
(A)
the Executive pleads “guilty” or “no contest” to or is indicted for or convicted of a felony under federal or state law or a crime under federal or state law which involves Executive’s fraud or dishonesty; or
(B)
the Executive in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; or
(C)
the Executive engages in misconduct that causes material harm to the reputation of the Company, P10, or the Affiliated Entities (as defined below) or knowingly or recklessly engages in conduct which is demonstrably and materially injurious to the Company, P10, or any of the Affiliated Entities, monetarily or otherwise; or
(D)
the Executive materially breaches any term of this Agreement or written policy of the Company or P10, or of any Affiliated Entity (as defined below) to which Executive is subject as an officer or director of any such Affiliated Entity.

The Company may terminate Executive’s employment for Cause by delivering to Executive written notice pursuant to Section 13 describing the specific basis for the Board’s determination that Cause exists and, for subsections (C) and (D), by providing Executive at least thirty (30) days to cure or correct any such acts constituting Cause.

(ii)
Upon Disability, Death or Without Cause. At the election of the Board, Executive’s employment may be terminated Without Cause: (A) should Executive, by reason of any medically determinable physical or mental impairment, become unable to perform, with or without reasonable accommodation, the essential functions of his job for the Company, P10, or the Affiliated Entities (as defined below) hereunder and such incapacity has continued for a total of ninety (90) consecutive days or for any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days (a “Disability”); (B) upon Executive’s death (“Death”); or (C) upon thirty (30) days’ prior written notice to Executive for any other reason or for no reason at all (“Without Cause”).

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(b)
Termination by Executive.
(i)
Voluntary Resignation or Retirement. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason whatsoever or for no reason at all in Executive’s sole discretion by giving thirty (30) days’ prior written notice pursuant to Section 13 of this Agreement (“Voluntary Resignation”), but the Company may in its sole discretion waive Executive’s continued employment or right to compensation or benefits, except as provided in Section 5(b) of this Agreement, during this notice period.
(ii)
For Good Reason. Executive’s employment may be terminated for Good Reason (as defined below) upon written notice to the Company pursuant to Section 13 of this Agreement. “Good Reason” shall mean the occurrence of one of the following events during the Term without Executive’s express written consent:
(A)
the removal of Executive from the position of Chief Executive Officer of the Company or P10 or removal from the P10 Board;
(B)
a change in the reporting structure so that (i) the Executive does not report solely and directly to the Board, or (ii) any employee of the Company does not report, directly or indirectly, to Executive;
(C)
a material diminution in Executive’s authority or duties or the assignment to Executive of duties which are materially inconsistent with his duties as the Company and P10’s Chief Executive Officer; it being understood that P10’s ceasing to be a public company shall be deemed to be a material diminution of Executive’s authority or duties for purposes of this Agreement;
(D)
the relocation of Executive’s primary office to a location outside of Manhattan, New York.
(E)
a reduction in Executive’s then current Base Salary;
(F)
any breach of the Company’s obligations with respect to the Annual Cash Bonus under Section 3(b), Annual Incentive Bonus under Section 3(c), or the Long- Term Incentives under Section 3(e);
(G)
the termination or material reduction of any Employee Benefit Plan, executive benefit or perquisite enjoyed by Executive unless a plan or program providing substantially similar benefits or perquisites is substituted or unless such termination or reduction affects all similarly situated Company executives in substantially the same proportions; or
(H)
the material breach by the Company of any of the other covenants, representations, terms, or provisions of this Agreement.

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Notwithstanding the foregoing, the Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of his knowledge of the initial existence of the grounds constituting Good Reason in accordance with Section 13 and the Company fails to correct such occurrence within thirty (30) days following written notification by Executive.

(c)
Exit Obligations. Upon the termination of the Executive’s employment for any reason, the Executive (or, in the event of the Executive’s Death, the personal representative of his estate) shall (i) provide or return to the Company any and all property and documents belonging to the Company, P10, and all Affiliated Entities (as defined below) and stored in any fashion, including, without limitation, those that constitute or contain any Confidential Information (as defined below), that are in the possession or control of the Executive, whether they were provided to the Executive by the Company, P10, Affiliated Entities, or any of its business associates or created by the Executive in connection with his employment by the Company and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s (or his estate’s) possession or control, including those stored on any non- Company devices, networks, storage locations, and media in the Executive’s (or his estate’s) possession or control.
(d)
Resignation of All Other Positions, Offices, and Boards. Upon termination of the Executive’s employment for any reason, the Executive shall resign from all positions that the Executive holds as an officer or board members of the Company, P10, and any Affiliated Entities (as defined below), including but not limited to Executive’s role as the chief executive officer of P10, and Executive’s role as a member of the P10 Board, as well every other position with the Company, P10, or any Affiliated Entity, or their boards of directors that Executive may have been appointed or nominated during the Term.
(e)
Cooperation. Certain matters in which the Executive will be involved during the Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Company, the Executive shall make good faith efforts to cooperate with the Company in connection with matters arising out of the Executive’s service to the Company, P10, or any Affiliated Entity; provided that, any such cooperation shall be subject to the requirements of the Executive’s other commitments and activities. The Company shall reimburse the Executive for any reasonable travel, legal, and other expenses incurred in connection with cooperation provided under this Section 4(e).
5.
Payments Upon Termination of Employment.
(a)
Termination for Cause, Death, Disability, or Voluntary Resignation. If Executive’s employment is terminated by the Company for Cause, Death, Disability, or is terminated by Executive as a Voluntary Resignation, then the Company shall only pay or provide to Executive the following amounts (collectively, the “Accrued Obligations”):
(i)
his Base Salary accrued up through the termination date paid within thirty (30) days or at such earlier time required by applicable law;

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(ii)
all accrued, unused vacation time, paid in accordance with the Company’s written policies and applicable law;
(iii)
unreimbursed expenses, paid in accordance with Section 2(h) of this Agreement and the Company’s written policies;
(iv)
any accrued benefits under any Company benefit plan, paid pursuant to the terms of such benefit plan; and
(v)
in the case of Death or Disability, immediate vesting of any and all outstanding P10 equity awards granted to Executive during the Term (whether under this Agreement or under the Original Agreement) excluding, for the avoidance of doubt, any RSUs that have not yet been earned under Section 3(e)(ii), and immediate vesting of all carried interests in the investment vehicles of the Affiliated Entities (as defined below) granted to Executive during the Term.
(b)
Termination Without Cause or by Executive for Good Reason. If the Company terminates Executive’s employment Without Cause or Executive terminates his employment for Good Reason, in addition to the Accrued Obligations, the Company shall provide Executive the following:
(i)
a lump sum payment equal to one and one half (1.5) times Executive’s then-current Base Salary;
(ii)
a lump sum payment equal to one and one half (1.5) times Executive’s then-current Annual Cash Bonus; and
(iii)
immediate vesting of any and all outstanding P10 equity awards granted to Executive during the Term (whether under this Agreement or under the Original Agreement), and immediate vesting of all carried interests in the investment vehicles of the Affiliated Entities (as defined below) granted to Executive during the Term.

Such payment and other consideration are subject to Executive’s execution, non-revocation, and delivery of a general release of the Company, P10, all Affiliated Entities, and each of their respective officers, directors, employees, agents, successors and assigns in the form attached hereto as Exhibit C, as may be amended to the extent necessary to reflect changes in applicable law. All payments under this Section above shall begin to be made within sixty (60) days following termination of employment; provided, however, that to the extent required by Code Section 409A, if the sixty (60) day period begins in one calendar year and ends in the second calendar year, all payments will be made in the second calendar year. The payments and benefits under this Section 5(b) shall immediately cease should Executive be found by a court of competent jurisdiction to have committed a material breach of any of the restrictive covenants and obligations set forth in Section 7(b) below.

(c)
Notice of Non-Renewal by the Company. If during the Initial Term the Company provides Executive with a written notice that it will not renew this Agreement after the expiration of the Initial Term or any Renewal Year in accordance with Section 2, then any and all P10 equity awards granted to Executive during the Term, (whether under this Agreement or under

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the Original Agreement) and carried interests in the investment vehicles of the Affiliated Entities (as defined below) granted to Executive during the Term will immediately vest as of the last day of the then-applicable Term.
6.
Change in Control.
(a)
Definition. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Incentive Plan as of the Effective Date. For the avoidance of doubt, a corporate restructuring (i) whereby a new parent company is created and immediately following such transaction P10 is a direct or indirect wholly-owned subsidiary of such new parent company, whether through reorganization, merger, exchange, or other corporate means, or (ii) in connection with or in preparation for an initial public offering, in each case, shall not be deemed to be a Change in Control.
(b)
If an event that constitutes a Change in Control occurs during the Term:
(i)
Any and all outstanding P10 equity awards granted to Executive during the Term, (whether under this Agreement or under the Original Agreement), and all carried interests in the investment vehicles of the Affiliated Entities granted to Executive during the Term shall immediately and fully vest.
(ii)
Executive shall be entitled to receive, in lieu of RSUs pursuant to Section 3(e)(ii) above, a cash payment equal to a portion of $8,000,000.00 that will be determined based on P10’s then-current VWAP in relation to a linear progression between the most recently achieved VWAP performance hurdle and the next highest VWAP performance hurdle or, if no performance hurdle has been achieved as of the date of a Change in Control, $9.30, the Start Date Share Price, and $13.50, the first VWAP performance hurdle, as set out in Section 3(e)(ii) above.
7.
Restrictive Covenants. The Executive acknowledges and agrees that (i) the Executive has a major responsibility for the operation, development and growth of the Company’s, P10’s, and the Affiliated Entities’ (as defined below) business; (ii) as a result of the Executive’s employment with the Company and providing of services to P10 and the Affiliated Entities, the Executive will have access to and be given Confidential Information (defined below) of the Company, P10, the Affiliated Entities, and their Clients (as defined below) that Executive did not have access to or was not given prior to the execution of this Agreement; and (iii) the agreements and covenants contained in this Section 7 are essential to protect the legitimate business interests of the Company, P10, and the Affiliated Entities and that the Company will not enter into this Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:
(a)
Non-Disclosure of Confidential Information.
(i)
Company Provided Access to Confidential Information. Executive understands that in exchange for Executive’s promises made in this Agreement, the Company will provide Executive with access to the Company’s confidential information both of a technical and non-technical nature, relating to the business of the Company, P10, and the Company’s parents, subsidiaries, divisions, and affiliates, but excluding any portfolio company of such affiliates (collectively, “Affiliated Entities”), including without limitation any of their actual or anticipated

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business plans, investment strategies, fundraising plans, investments, corporate opportunities, operations, merger or sale strategies, profitability, books and records, research or development, any of their technology or the implementation or exploitation thereof, as well as information Executive and others have collected, obtained or created, information pertaining to clients, investors, investments, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, trade secrets, or equipment designs, including information disclosed to the Company, P10, or any Affiliated Entities by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive acknowledges that as a result of his employment with the Company he will also have access to, or knowledge of, confidential business information or trade secrets of third parties, such as the Company’s, P10’s, and the Affiliated Entities’ clients, partners, joint venturers, investors, investments, business partners, vendors, suppliers, and employees which such third-party information and trade secrets shall also be considered Confidential Information for purposes of the restrictions and obligations set forth in this Section 7(a).
(ii)
Non-Disclosure of Confidential Information. Executive acknowledges that the business of the Company, P10, and the Affiliated Entities are highly competitive and that the Confidential Information and opportunity to develop relationships with customers, clients, investors, vendors, and business partners promised by the Company are valuable, special, and unique assets of the Company, P10, and the Affiliated Entities which the Company, P10, and the Affiliated Entities use in their business operations to obtain a competitive advantage over competitors which do not know or use this information. Executive further acknowledges that protection of the Confidential Information against unauthorized disclosure and use is of critical importance to the Company, P10, and the Affiliated Entities in maintaining their competitive position. Accordingly, Executive agrees to observe all policies and procedures of the Company, P10, and the Affiliated Entities concerning such Confidential Information. Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information in the good faith performance of his duties for the Company, P10, or the Affiliated Entities. Executive’s obligations under this Agreement will continue with respect to Confidential Information, after the termination of this Agreement for whatever reason, until such Confidential Information becomes generally available from public sources through no fault of Executive or any representative of Executive.
(iii)
Return of Confidential Information. All written or electronic or other data or materials, records, and other documents made by, or coming into the possession of, Executive which contain or disclose the Confidential Information shall be and remain the property of the Company, P10, and the Affiliated Entities. During Executive’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all written or electronic or other data or materials, records, or other documents containing Confidential Information and all copies, derivatives, and extracts thereof to the Company.
(iv)
Permissible Disclosure. Nothing contained in this Agreement in any way restricts or impedes the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement, from preventing the disclosure of Confidential Information

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as may be required by applicable law or regulation, or from complying with any applicable law or regulation, or a valid order or subpoena issued by a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive hereby promises and covenants to promptly provide written notice to the Company of any such order, unless such notice is prohibited. Moreover, notwithstanding any other provision of this Agreement, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive files any document containing trade secrets under seal, and does not disclose trade secrets, except pursuant to court order.
(b)
Non-Competition and Non-Solicitation. In exchange for the consideration specified herein and as a material incentive for the Company to enter into this Agreement, and to enforce Executive’s obligations under Section 7(a), Executive hereby agrees:
(i)
Non-Competition. During the Term and for one (1) year following the termination of Executive’s employment for any reason (the “Restrictive Period”), Executive will not anywhere in the United States (A) carry on or engage in, directly or indirectly, any business, partnership, firm, corporation or other entity which wholly or in any significant part engages in any business competing with the Company, P10, or any Affiliated Entities (“Competing Business”) or (B) directly or indirectly, own, manage, operate, join, become an employee, partner, owner or member of (or an independent contractor to), control or participate in or loan money to any business, individual, partnership, firm, corporation, or other entity which engages in a Competing Business. Notwithstanding the restrictions contained in this Section 7(b)(i), Executive may own an aggregate of not more than 5% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of this Section 7(b)(i), provided that Executive does not have the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.
(ii)
Non-Solicitation of Clients. During the Restrictive Period, the Executive shall not solicit for business or accept the business of, any person or entity who is, or was at any time during the Term, a Client (as defined below) of the Company, P10, or any Affiliated Entities. This excludes any Clients who were Clients of the Executive or with whom Executive had a business relationship prior to the Start Date. For purposes of this Agreement, the term “Client(s)” shall mean any individual, corporation, partnership, business, or other entity, whether for-profit or not-for-profit, public, privately held, or owned by the United States government that is a business entity or individual with whom the Company, P10, or any Affiliated Entity has done business or with whom Executive has actively negotiated with at any time during the year preceding the termination of Executive’s employment.

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(iii)
Non-Solicitation of Employees. During the Term and for two (2) years following the termination of Executive’s employment for any reason (the “Non-Solicit Period”), the Executive shall not (A) directly or indirectly, for himself or for others, employ, solicit, for employment, or otherwise contract for or hire, the services of any individual who is an employee, consultant, representative, officer, or director of the Company, P10, or any Affiliated Entities or who was an employee, consultant, representative, officer, or director of the Company, P10, or any Affiliated Entities during the two (2) years preceding the termination of Executive’s employment; or (B) take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, consultant, representative, officer, or director of the Company, P10, or any Affiliated Entities to cease their relationship with the Company, P10, or any Affiliated Entities for any reason.
(c)
Non-Disparagement. Executive agrees that during the Term and following termination of Executive’s employment for any reason, he will not disparage, orally or in writing, the Company, P10, the Affiliated Entities, the management, shareholders, Board, P10 Board, executives, product or services provided by the Company, P10, and the Affiliated Entities or the future prospects of the Company, P10, or Affiliated Entities. The Company agrees that, during the Term and following the termination of Executive’s employment for any reason, the Board, P10 Board and Company executives will not disparage, orally or in writing, the Executive.
(d)
Reasonableness of Restrictions. Executive understands and agrees that such restrictions may limit his ability to engage in a business similar to the Company’s, P10’s, and the Affiliated Entities’ business in a position similar to his position with the Company because such a position would inevitably and unavoidably require him to disclose the Confidential Information protected herein but acknowledges that he will receive sufficient monetary and other consideration from the Company hereunder to justify such restriction. The Company and Executive believe the limitations as to time, geographic area, and scope of activity contained in this Section 7 are reasonable and do not impose a greater restraint than necessary to protect the Company’s, P10’s, and Affiliated Entities’ Confidential Information, goodwill, and legitimate business interests.
(e)
Disclosure to Future Employers. The Executive shall provide a copy of these restrictive covenants to any prospective employer, partner, or co-venturer prior to entering into an employment, independent contractor, consultant, partnership, or other business relationship. The Executive further agrees that within twenty-four hours of his acceptance of a position with any prospective employer, or engagement as partner or co-venturer with any other person or entity, the Executive shall provide the Company with notice of his compliance with this Section 7.
(f)
Reformation. If any covenant, provision, or part thereof contained herein is found by a court having jurisdiction to be unreasonable in duration, geographic scope, or character of restrictions, such covenant, provision or part thereof shall not be rendered unenforceable, but rather the duration, geographic scope, or character of restrictions of such covenant, provision, or part thereof shall be deemed reduced or modified with retroactive effect to render such covenant, provision, or part thereof reasonable, and such covenant, provision, or part thereof shall be enforced as modified. If the court having jurisdiction will not revise the covenant, provision, or part thereof, the parties hereto shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable.

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(g)
Breach of this Section. In the event the Executive breaches the restrictive covenants and obligations set forth in this Section 7, then the running of the Restrictive Period and/or Non-Solicit Period shall be tolled and suspended during the time period in which Executive acts in breach of this Agreement.
(h)
Right to Specific Performance and Injunctive Relief. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Section 7 by Executive, and the Company shall be entitled to seek to enforce the provisions of this Section 7 through specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 7 but shall be in addition to all remedies available at law or in equity to the Company including, without limitation, the recovery of damages from Executive and his agents involved in such breach.
8.
No Restrictive Covenants. Executive represents and warrants to the Company that he is not subject to any agreement restricting his ability to enter into this Agreement and fully carry out his duties and responsibilities hereunder. Executive hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including reasonable attorneys’ fees), damages, or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty.
9.
Adherence to Code of Ethics and Insider Trading Policy. The Executive represents and warrants that he has received a copy of the Company’s Code of Ethics and its Insider Trading Policy. The Executive covenants and agrees to adhere to both the Code of Ethics and the Insider Trading Policy as may be amended from time to time. The Executive acknowledges that a material violation of either the Code of Ethics or the Insider Trading Policy would constitute a material breach of this Agreement.
10.
Assignment of Intellectual Property.
(a)
Executive will promptly disclose to the Company any idea, invention, discovery, or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment with the Company or while providing services to the Company, P10, or any Affiliated Entity. Executive agrees that the Company owns any such Creations, and Executive hereby assigns and agrees to assign to the Company all moral and other rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. The Company and Executive understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s, P10’s, or any Affiliated Entity’s equipment, supplies, facilities, and/or Confidential Information (“Executive Creations”) unless such Creation (i) relates in any way to the business or to the current or anticipated research or development of the Company, P10, or any Affiliated Entities, or (ii) results in any way from his employment with the Company or work for P10 or any Affiliated Entities.

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(b)
In any jurisdiction in which moral rights cannot be assigned, Executive hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any country of the world that Executive may have in connection with the Creations, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit, or other legal proceeding against the Company or any Affiliated Entity claiming that Executive’s moral rights to the Creations have been violated.
(c)
Executive agrees to reasonably cooperate with the Company, P10, and the Affiliated Entities, both during and after his employment with the Company, with respect to the procurement, maintenance, and enforcement of copyrights, patents, trademarks, and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact, and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph, all to the exclusion of Executive’s Creations.
11.
Executive’s Right to Participate in P10 Funds. During the Term, Executive shall have the right and option to invest personally in all P10 funds, free from any fees or carry, subject only to such investment limits that the General Partner of such fund imposes on all Company executives or employees not directly involved in such P10 fund, and any such investment limitations shall apply equally among all other Company executives and employees, and Executive shall have an investment allocation no less than any other officer or employee of the Company or its affiliates not directly involved in such fund.
12.
Waiver of Breach. The waiver by either the Company or the Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Executive. Any waiver must be in writing.
13.
Notice. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Communications must be sent to the respective parties at the following addresses (or at any other address for a party as shall be specified in a notice given in accordance with this Section 13):

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To Executive: Luke A. Sarsfield III
c/o the address on file with the Company
Email: lasarsfield@gmail.com

To Company: P10 Intermediate Holdings, LLC
4514 Cole Avenue, Suite 1600
Dallas, TX 75205

Attention: Amanda Coussens, Chief Financial Officer
Email: acoussens@p10alts.com

and

Attention: Melodie Craft, Esq., General Counsel
Email: mcraft@p10alts.com

14.
Amendment. This Agreement may not be amended orally in any manner or in writing without the written consent of the Company and the Executive. No provision of this Agreement may be waived, delayed, modified, terminated, or otherwise impaired without the prior written consent of the Company and the Executive.
15.
Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the Executive’s employment with the Company contemplated by this Agreement and supersedes the Original Agreement and all other prior agreements, arrangements, and understandings, oral or written, express or implied, between the parties with respect to such employment.
16.
Survival. Unless otherwise expressly provided, the respective rights and obligations of the parties hereunder, including, without limitation, the restrictive covenants contained in Section 7 of this Agreement, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
17.
Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Texas without regard to conflict of law principles that would result in the application of any law other than the law of the State of Texas. Subject to Section 21 hereof, each party acknowledges and consents to the personal jurisdiction of the State and Federal courts located in Dallas, Texas with respect to any action or proceeding arising out of or in connection with any provision of this Agreement.
18.
Assignment; Successors and Assigns. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge, or hypothecate his rights, interests, and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, except that the Company may not assign this Agreement without Executive’s prior written consent, except to an acquirer of all or substantially all of the assets of the Company.
19.
Severability. If any portion or provision of this Agreement or part thereof shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the

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remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
20.
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or .pdf signatures shall have the same force and effect as original signatures.
21.
Arbitration. All disputes and disagreements arising from, relating to, or otherwise connected with this Agreement, the breach of this Agreement, Executive’s employment with the Company or providing services to the Company, P10, or any Affiliated Entity, the enforcement, interpretation or validity of this Agreement, or the employment relationship (including any wage claim, claim for wrongful termination, or any claim based upon any statute, regulation, or law, including those dealing with employment discrimination or retaliation, sexual harassment, civil rights, age, or disability) that the Company may have against Executive or that Executive may have against the Company, including the determination of the scope or applicability of this agreement to arbitrate, shall be settled by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures applicable at the time the arbitration is commenced. A copy of the current version of the JAMS Rules will be made available to Executive upon request. The Rules may be amended from time to time and are also available online https://www.jamsadr.com/rules-employment-arbitration/. Arbitration shall take place in Dallas, Texas and shall be conducted before a single arbitrator selected by and in accordance with the rules and procedures of the JAMS. The decision of the arbitrator shall be final and binding on the parties. Judgment on any award may be entered in any court having competent jurisdiction, and application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of the arbitration (including any arbitrator fees) shall be borne equally by the Executive and the Company. Each of the parties shall bear the fees and expenses of its own legal counsel.
22.
Compliance with Code Section 409A. This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and administered in accordance with Code Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non- compliance with Code Section 409A. To the extent applicable, if any payment to Executive in connection with Executive’s termination constitutes deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section

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409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period, together with interest for the period of delay compounded annually equal to the applicable federal rate for short-term instruments under Code Section 1274(d) in effect as of the dates the payments should otherwise have been provided.
23.
Application of Compensation Recovery Policy. Executive acknowledges that, to the extent applicable, incentive-based compensation payable under this Agreement is subject to recovery in accordance with P10’s Incentive-Based Compensation Clawback Policy and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 10D of the Securities Exchange Act of 1934, and the associated New York Stock Exchange listing standard that became effective as of October 2, 2023.
24.
Compliance with Code Section 280G.
(a)
Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Code Section 280G and would, but for this Section 24, be subject to the excise tax imposed under Code Section 4999 (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment, and excise taxes.
(b)
Any such reduction shall be made in accordance with Code Section 409A and the following:
(i)
the Covered Payments that do not constitute nonqualified deferred compensation subject to Code Section 409A shall be reduced first; and
(ii)
all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.
(c)
Any determination required under this Section 24, including whether any payments or benefits are parachute payments, shall be made by an independent public accounting firm that is mutually agreed by the Company and Executive (the “Accounting Firm”), based upon reasonable, good faith assumptions and interpretations of Code Section 280G. Executive and the Company shall provide the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 24.

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The Accounting Firm shall provide its determination, together with detailed supporting calculations and documentation, to the Company and Executive as promptly as practicable. The determination of the Accounting Firm shall, absent manifest error, be final and binding on all parties.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the Effective Date.

EXECUTIVE

/s/ Luke A. Sarsfield
Luke A. Sarsfield III

P10 INTERMEDIATE HOLDINGS, LLC

By: /s/ Amanda Coussens

Name: Amanda Coussens
Title: Chief Financial Officer

P10, INC.

By: /s/ Amanda Coussens

Name: Amanda Coussens
Title: Chief Financial Officer

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